                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-55650

PROSPECTUS

                                 $1,000,000,000

                       SALOMON SMITH BARNEY HOLDINGS INC.

                                NOTES, SERIES M
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                             GENERAL TERMS OF SALE

     The following terms will generally apply to the notes that we will sell from time to time using this prospectus. Salomon Smith Barney Holdings will include information on the specific terms for each note in a pricing supplement to this prospectus that Salomon Smith Barney Holdings will deliver to prospective buyers of any note. The maximum amount that Salomon Smith Barney Holdings expects to receive from the sale of the notes is between $999,800,000 and $980,000,000 after paying the underwriters commissions of between $200,000 and $20,000,000.

MATURITY:           9 months or more from the
                    date of issue.
INDEXED NOTES:      Payments of interest or
                    principal may be linked to
                    the price of one or more
                    securities, currencies,
                    commodities or other goods.
REDEMPTION:         Terms of specific notes may
                    permit or require redemption
                    at our option or repurchase
                    at your option.
RISKS:              Index and currency risks may
                    exist.
CURRENCIES:         U.S. dollars and other
                    currencies.

INTEREST RATES:     Fixed, floating, or zero
                    coupon.
RANKING:            The Series M notes are part
                    of our senior indebtedness.
OTHER TERMS:        Notes may include a
                    survivor's option allowing
                    your representative to
                    require Salomon Smith Barney
                    Holdings to repurchase your
                    notes prior to maturity in
                    the event of your death.
                    You should review
                    "Description of the Notes"
                    and the pricing supplement
                    for features that apply to
                    your notes.

                            ------------------------

     CONSIDER CAREFULLY THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                              SALOMON SMITH BARNEY

March 1, 2001

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     3
Risk Factors................................................     6
Forward-Looking Statements..................................     9
Salomon Smith Barney Holdings Inc. .........................    10
Use of Proceeds and Hedging.................................    11
Ratio of Earnings to Fixed Charges..........................    12
European Monetary Union.....................................    13
Important Currency Information..............................    14
Description of the Notes....................................    15
United States Federal Income Tax Considerations.............    45
Plan of Distribution........................................    52
Legal Matters...............................................    53
ERISA Matters...............................................    53
Experts.....................................................    53

                               PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Salomon Smith Barney Holdings and all material terms of the notes which are known as of the date of this prospectus. For a more complete understanding of the terms of the notes, you should carefully read:

     - this prospectus, which explains the general terms of the notes;

     - the pricing supplement that explains the specific terms of the notes and that may also add, update or change information contained in this prospectus; and

     - the documents referred to in "Where You Can Find More Information" on page 5 for information on Salomon Smith Barney Holdings, including its financial statements.

                       SALOMON SMITH BARNEY HOLDINGS INC.

     Salomon Smith Barney Holdings Inc. is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its U.S. and foreign broker-dealer subsidiaries.

     The principal office of Salomon Smith Barney Holdings is located at 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-6000.

                          THE SECURITIES WE MAY OFFER

     Salomon Smith Barney Holdings may use this prospectus to offer up to $1,000,000,000 of notes. A pricing supplement will describe the specific types, amounts, prices and detailed terms of any securities we offer.

THE NOTES

     The notes are senior unsecured general obligations of Salomon Smith Barney Holdings. Senior debt includes our notes, debt, and guarantees, which are for money borrowed and not subordinated. Subordinated debt, designated at the time it is issued, is entitled to interest and principal payments after the senior debt payments.

     The notes will be issued under an indenture between Salomon Smith Barney Holdings and Bank One Trust, N.A., as successor trustee. We have certain banking relationships with the trustee. We have summarized below the general features of the notes from the indenture. You are also encouraged to read the indenture, which is incorporated by reference in our registration statement No. 333-55650, Salomon Smith Barney Holdings' most recent annual report on Form 10-K, Salomon Smith Barney Holdings' quarterly reports on Form 10-Q filed after the Form 10-K and Salomon Smith Barney Holdings' current reports on Form 8-K. You can receive copies of these documents by following the directions on page 5.

GENERAL INDENTURE PROVISIONS

     - The indenture does not limit the amount of debt that we may issue or provide holders any protection should there be a highly leveraged transaction involving our company, although the indenture does limit our company's ability to pledge the stock of certain of our important subsidiaries.

     - The indenture allows for different types of debt securities (including indexed securities) to be issued in series and provides for the issuance of securities in book-entry, certificated, and, in limited circumstances, bearer form.

     - The indenture allows us to merge or to consolidate with another company, or sell all or substantially all of our assets to another company. If any of these events occur, the other company will be required to assume our responsibilities on the debt, and assuming that the transaction has not resulted in an event of default, we will be released from all liabilities and obligations under the notes.

     - The indenture provides that holders of a majority of the total principal amount of the notes outstanding may vote to change certain of our obligations or your rights concerning the notes. However, every holder of a note must consent to certain important changes in the terms of that note, including changes in the payment of principal or interest on such note or the currency of payment.

     - We may discharge notes issued under the indenture or be released from our obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay our obligations under the notes when due. If we choose to discharge notes, all amounts due to you on the notes will be paid by the trustee from the deposited funds.

     - The indenture governs the actions of the trustee with regard to the notes, including the circumstances under which the trustee is required to give notices to holders of the notes and the procedures by which lost or stolen notes may be replaced.

EVENTS OF DEFAULT

     The events of default specified in the indenture include:

     - principal not paid when due;

     - sinking fund payment not made when due;

     - failure to pay interest for thirty days;

     - covenants not performed for sixty days following notice; and

     - certain events of insolvency or bankruptcy, whether voluntary or not.

REMEDIES

     If we default in performing any of these obligations, the trustee or holders of 25% of the principal amount of the notes outstanding may declare the principal immediately payable. However, holders of a majority in principal amount of the notes may rescind this action.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the offering of the notes for general corporate purposes, primarily to fund our operating units and subsidiaries. We may use some of the proceeds to refinance or extend the maturity of some of Salomon Smith Barney Holdings' existing debt obligations. We will use a portion of the proceeds from the sale of indexed notes to hedge our exposure to payments that we may have to make on such indexed notes.

                              PLAN OF DISTRIBUTION

     We may sell the notes in any of the following ways:

     - through underwriters or dealers;

     - directly to one or more purchasers;

     - through agents; or

     - through a combination of any of these methods of sale.

     The pricing supplement will explain the ways in which we are selling the notes, including the names of any underwriters and details of the pricing of the notes, including the commissions, concessions or discounts we are granting the underwriters, dealers or agents.

     If we use underwriters in any sale, the underwriters will buy the notes for their own account and may resell the notes from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the notes, in accordance with applicable law.

     We expect that the underwriters for any offering will include one or more of our broker-dealer subsidiaries or affiliates.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Salomon Smith Barney Holdings filed a registration statement (No. 333-55650) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Salomon Smith Barney Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Salomon Smith Barney Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Salomon Smith Barney Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update this information. Salomon Smith Barney Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended December 31, 1999;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     - Current Reports on Form 8-K filed on January 18, 2000, April 17, 2000, July 19, 2000, October 17, 2000, January 17, 2001, February 2, 2001 and
       February 28, 2001.

     All documents Salomon Smith Barney Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries or affiliates of Salomon Smith Barney Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Treasurer
        Salomon Smith Barney Holdings Inc.
        388 Greenwich Street
        New York, New York 10013
        212-816-6000

     You should rely only on the information provided in this prospectus or the pricing supplement, as well as the information incorporated by reference. Salomon Smith Barney Holdings has not authorized anyone to provide you with different information. Salomon Smith Barney Holdings is not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus, the pricing supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                                  RISK FACTORS

CHANGES IN EXCHANGE RATES AND EXCHANGE CONTROLS COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     An investment in foreign currency notes, which are notes denominated in a specified currency other than U.S. dollars, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in an indexed note, on which all or a part of any payment due is based on a currency other than U.S. dollars, has significant risks that are not associated with a similar investment in non-indexed notes. These risks include, but are not limited to:

     - the possibility of significant market changes in rates of exchange between U.S. dollars and the specified currency;

     - the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency resulting from the official redenomination or revaluation of the specified currency; and

     - the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.

These risks generally depend on factors over which Salomon Smith Barney Holdings has no control and which cannot be readily foreseen, such as:

     - economic events;

     - political events; and

     - the supply of, and demand for, the relevant currencies.

In recent years, rates of exchange between U.S. dollars and some foreign currencies in which Salomon Smith Barney Holdings notes may be denominated, and between these foreign currencies and other foreign currencies, have been volatile. This volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative, however, of fluctuations that may occur in the rate during the term of any foreign currency note. Depreciation of the specified currency of a foreign currency note against U.S. dollars would result in a decrease in the effective yield of such foreign currency note below its coupon rate and could result in a substantial loss to the investor on a U.S. dollar basis.

     Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at the time of payment of principal, any premium, or interest on a foreign currency note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal, any premium, or interest denominated in any such specified currency.

     Even if there are no actual exchange controls, it is possible that a specified currency would not be available to Salomon Smith Barney Holdings when payments on a note are due because of circumstances beyond the control of Salomon Smith Barney Holdings. In this event, Salomon Smith Barney Holdings will make required payments in U.S. dollars on the basis described in this prospectus supplement. You should consult your own financial and legal advisors as to the risks of an investment in notes denominated in a currency other than U.S. dollars. See "-- The Unavailability of Currencies Could Result in a Substantial Loss to You" and "Description of the Notes -- Payment of Principal and Interest" below.

     The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States residents, except where otherwise expressly noted. Salomon Smith Barney Holdings disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States regarding any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest on, notes. Such persons should consult their advisors with regard to these matters. Any pricing supplement relating to notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

THE UNAVAILABILITY OF CURRENCIES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     Except as set forth below, if payment on a note is required to be made in a specified currency other than U.S. dollars and that currency is --

     - unavailable due to the imposition of exchange controls or other circumstances beyond Salomon Smith Barney Holdings' control;

     - no longer used by the government of the country issuing the currency; or

     - no longer used for the settlement of transactions by public institutions of the international banking community --

then all payments on the note shall be made in U.S. dollars until the currency is again available or so used. The amounts so payable on any date in the currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the currency or as otherwise indicated in the applicable pricing supplement. Any payment on a note made under these circumstances in U.S. dollars will not constitute an event of default under the indenture under which the note was issued.

     If the specified currency of a note is officially redenominated, other than as a result of European Monetary Union, such as by an official redenomination of any specified currency that is a composite currency, then the payment obligations of Salomon Smith Barney Holdings on the note will be the amount of redenominated currency that represents the amount of Salomon Smith Barney Holdings' obligations immediately before the redenomination. The notes will not provide for any adjustment to any amount payable as a result of:

     - any change in the value of the specified currency of those notes relative to any other currency due solely to fluctuations in exchange rates; or

     - any redenomination of any component currency of any composite currency, unless the composite currency is itself officially redenominated.

For a description of European Monetary Union, see "European Monetary Union" in the prospectus and any disclosure on European Monetary Union in an applicable pricing supplement.

     Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

JUDGMENTS IN A FOREIGN CURRENCY COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     The notes will be governed by, and construed in accordance with, the law of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

CHANGES IN THE VALUE OF UNDERLYING ASSETS OF INDEXED NOTES COULD RESULT IN A SUBSTANTIAL LOSS
TO YOU.

     An investment in indexed notes may have significant risks that are not associated with a similar investment in a debt instrument that:

     - has a fixed principal amount;

     - is denominated in U.S. dollars; and

     - bears interest at either a fixed rate or a floating rate based on nationally published interest rate references.

     The risks of a particular indexed note will depend on the terms of that indexed note. Such risks may include, but are not limited to, the possibility of significant changes in the prices of:

     - the underlying assets;

     - another objective price; and

     - economic or other measures making up the relevant index.

     Underlying assets could include:

     - securities;

     - currencies;

     - intangibles;

     - goods;

     - articles; and

     - commodities.

     The risks associated with a particular indexed note generally depend on factors over which Salomon Smith Barney Holdings has no control and which cannot readily be foreseen. These risks include:

     - economic events;

     - political events; and

     - the supply of, and demand for, the underlying assets.

     In recent years, currency exchange rates and prices for various underlying assets have been highly volatile. Such volatility may be expected in the future. Fluctuations in rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any indexed note.

     In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to:

     - an index determined by a subsidiary or an affiliate of Salomon Smith Barney Holdings; or

     - prices that are published solely by third parties or entities which are not regulated by the laws of the United States.

     The risk of loss as a result of linking of principal or interest payments on indexed notes to an index and to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in indexed notes.
                            ------------------------

     You should only rely on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. Salomon Smith Barney Holdings has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Salomon Smith Barney Holdings is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as well as information Salomon Smith Barney Holdings previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document. Salomon Smith Barney Holdings, business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

                       SALOMON SMITH BARNEY HOLDINGS INC.

     Salomon Smith Barney Holdings operates through its subsidiaries in two business segments, Investment Services and Asset Management. Salomon Smith Barney Holdings provides investment banking, securities and commodities trading, capital raising, asset management, advisory, research and brokerage services to its customers, other financial services and executes proprietary trading strategies on its own behalf. As used in this section, unless the context requires otherwise, Salomon Smith Barney Holdings refers to Salomon Smith Barney Holdings Inc. and its consolidated subsidiaries.

     Citigroup Inc., Salomon Smith Barney Holdings' parent, is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. Citigroup Inc.'s activities are conducted through Global Consumer, Global Corporate and Investment Bank, Asset Management, and Investment Activities.

     Salomon Smith Barney Holdings is a global, full-service investment banking and securities brokerage firm. Salomon Smith Barney Holdings provides a full range of financial advisory, research and capital raising services to corporations, governments and individuals. The firm's more than 12,100 Financial Consultants, located in more than 510 offices across the United States, service more than 6.6 million client accounts, representing approximately $977 billion in assets.

     Salomon Smith Barney Holdings' global investment banking services encompass a full range of capital market activities, including the underwriting and distribution of debt and equity securities for United States and foreign corporations and for state, local and other governmental and government sponsored authorities. Salomon Smith Barney Holdings frequently acts as an underwriter or private placement agent in corporate and public securities offerings and provides alternative financing options. It also provides financial advice to investment banking clients on a wide variety of transactions including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings and a variety of cross-border transactions.

     The Private Client Division provides investment advice and financial planning and brokerage services for almost six million client accounts, primarily through the network of Salomon Smith Barney Financial Consultants.

     The Asset Management segment is comprised of two primary asset management business platforms. Salomon Brothers Asset Management and the Smith Barney Asset Management division of Salomon Smith Barney Inc. These companies offer a broad range of asset management products and services from global investment centers, including mutual funds, closed-end funds, managed accounts and unit investment trusts.

     The principal office of Salomon Smith Barney Holdings is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 816-6000. Salomon Smith Barney Holdings, a New York corporation, was incorporated in 1977.

                          USE OF PROCEEDS AND HEDGING

     General. Salomon Smith Barney Holdings will use the proceeds it receives from the sale of the notes for general corporate purposes, which may include:

     - funding the business of its operating units;

     - funding investments in, or extensions of credit or capital contributions to, its subsidiaries; and

     - lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

In order to fund its business, Salomon Smith Barney Holdings expects to incur additional indebtedness in the future. Salomon Smith Barney Holdings or an affiliate may enter into a swap agreement with one of the Salomon Smith Barney Holdings' affiliates in connection with the sale of the notes and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.

     Use of Proceeds Relating to Indexed Notes. All or a portion of the proceeds to be received by Salomon Smith Barney Holdings from the sale of indexed notes may be used by Salomon Smith Barney Holdings or one or more of its subsidiaries to purchase or maintain positions in all or certain of assets by reference to which the relevant index or indices are determined or calculated, or options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or synthetic instruments relating to such index or assets underlying the index, as the case may be, and, if applicable, to pay the costs and expenses of hedging any currency, interest rate or other index-related risk with respect to such indexed notes.

     From time to time after the initial offering and prior to the maturity of the indexed notes, depending on market conditions (including the value of the index and/or the underlying assets), in connection with hedging with respect to such notes, Salomon Smith Barney Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or other derivative or synthetic instruments related to, the index and such assets.

     In addition, Salomon Smith Barney Holdings or one or more of its subsidiaries or affiliates may purchase or otherwise acquire a long or short position in indexed notes from time to time and may, in their sole discretion, hold, resell, cancel or retire such notes. Salomon Smith Barney Holdings or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

     If Salomon Smith Barney Holdings or one or more of its subsidiaries or affiliates has a long hedge position in, options contracts in, or other derivative or synthetic instruments related to, the underlying assets or index, Salomon Smith Barney Holdings or one or more of its subsidiaries or affiliates may liquidate all or a portion of its holdings at or about the time of the maturity of the indexed notes. Depending on, among other things, future market conditions, the aggregate amount and composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

     Salomon Smith Barney Holdings has no reason to believe that its hedging activity will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or synthetic instruments, or on the value of the index or the underlying assets. However, Salomon Smith Barney Holdings cannot guarantee you that its hedging activities will not affect such prices or value. Salomon Smith Barney Holdings or its subsidiaries will use the remainder of the proceeds from the sale of indexed notes for the general corporate purposes described above.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the consolidated ratio of earnings to fixed charges of Salomon Smith Barney Holdings for the nine months ended September 31, 2000 and each of the five most recent fiscal years.

                                               NINE MONTHS
                                                  ENDED              YEAR ENDED DECEMBER 31,
                                              SEPTEMBER 30,    ------------------------------------
                                                   2000        1999    1998    1997    1996    1995
                                              --------------   ----    ----    ----    ----    ----
Ratio of earnings to fixed charges..........       1.35        1.46    1.11    1.17    1.37    1.20

                            EUROPEAN MONETARY UNION

     The foreign currencies in which debt securities may be denominated or by which amounts due on the offered securities may be calculated could be issued by countries participating in Stage III of European Economic and Monetary Union.

     Stage III began on January 1, 1999 for the eleven participating member states of the European Union that satisfied the economic convergence criteria in the Treaty on European Union: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Greece became a participating member state on January 1, 2001. Other member states of the European Union may still become participating member states.

     Stage III includes the introduction of the Euro, which, along with the present national currency of each participating member state, is legal tender in the participating member states. It is currently anticipated that on and after January 1, 2002, the national currencies of participating member states will cease to exist and the sole legal tender in such states will be the Euro. The European Union and the individual member states have adopted regulations providing specific rules for the introduction of the Euro in substitution for the respective current national currencies of such member states, and may adopt additional regulations or legislation in the future relating to the Euro.

                         IMPORTANT CURRENCY INFORMATION

     Purchasers are required to pay for each note in a currency specified by Salomon Smith Barney Holdings for such note. If requested by a prospective purchaser of a note having a specified currency other than U.S. dollars, the underwriters may at their discretion arrange for the exchange of U.S. dollars into such specified currency to enable the purchaser to pay for such note. Each such exchange will be made by an underwriter on the terms, conditions, limitations and charges that the agent may from time to time establish in accordance with its regular foreign exchange practice shall control the exchange. The purchaser must pay all costs of exchange.

     References in this prospectus supplement to "U.S. dollars," "U.S.$," "dollar" or "$" are to the lawful currency of the United States.

                            DESCRIPTION OF THE NOTES

     The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

     The notes offered by this prospectus will be unsecured obligations of Salomon Smith Barney Holdings and will be senior debt. The notes will be issued under Salomon Smith Barney Holdings' senior debt indenture. Forms of the indentures have been filed with the SEC and are incorporated by reference in the registration statement on Form S-3 (No. 333-55650) under the Securities Act of 1933 of which this prospectus forms a part.

     The following briefly summarizes the material provisions of the indentures and the notes, other than pricing and related terms disclosed in the accompanying pricing supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. Copies of the indentures may be obtained from Salomon Smith Barney Holdings or the trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the indenture. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be Bank One Trust Company, N.A., as successor trustee. Salomon Smith Barney Holdings may, at its option, appoint others, including Citibank, N.A., to act as paying agent, transfer agent and/or registrar.

GENERAL

     Introduction. At the date of this prospectus, the notes offered pursuant to this prospectus are limited to an aggregate initial public offering price or purchase price of up to $1,000,000,000 or its equivalent in one or more foreign or composite currencies. This amount is subject to reduction as a result of the sale of other securities under the registration statement of which this prospectus forms a part, or under a registration statement to which this prospectus also relate.

     Salomon Smith Barney Holdings reserves the right to withdraw, cancel or modify the offer made by this prospectus without notice. The aggregate amount of notes may be increased from time to time to such larger amount as may be authorized by Salomon Smith Barney Holdings.

     The U.S. dollar equivalent of the public offering price or purchase price of a note having a specified currency other than U.S. dollars will be determined on the basis of the market exchange rate. This market exchange rate will be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for that specified currency on the applicable issue date. Such determination will be made by Salomon Smith Barney Holdings or its agent, as the exchange rate agent for the applicable series of notes.

     Ranking. The notes will constitute part of the senior indebtedness of Salomon Smith Barney Holdings and will rank on an equal basis with all other unsecured debt of Salomon Smith Barney Holdings other than subordinated debt.

     On a consolidated basis, the aggregate principal amount of senior indebtedness of Salomon Smith Barney Holdings outstanding as of September 30, 2000 was approximately $43.0 billion. This senior indebtedness consisted of approximately $20.3 billion of term debt, approximately $19.0 billion of commercial paper and approximately $3.7 billion of other short-term borrowings.

     Forms of Notes. The notes will be issued in fully registered form only, without coupons. Each note will be issued initially as a book-entry note, which will be a global security registered in the name of a nominee of DTC, as depositary, or another depositary named in the pricing supplement. Except as set forth below under "Certificated Notes," book-entry notes will not be issuable as certificated notes.

     Denominations. Unless otherwise specified in the applicable pricing supplement, the authorized denominations of notes denominated in U.S. dollars will be $1,000 and any larger amount that is a whole multiple of $1,000. The authorized denominations of notes that have a specified currency other than U.S. dollars will be the approximate equivalents in the specified currency.

     Maturity. Unless otherwise specified in the applicable pricing supplement, each note will mature on a stated maturity date. The stated maturity date will be a business day more than nine months from its date of issue, as selected by the purchaser and agreed to by Salomon Smith Barney Holdings. If specified in the applicable pricing supplement, the stated maturity date may be extended at the option of Salomon Smith Barney Holdings. Each note may also be redeemed at the option of Salomon Smith Barney Holdings, or repaid at the option of the holder, prior to its stated maturity. Each note that has a specified currency of pounds sterling will mature in compliance with the regulations the Bank of England may promulgate from time to time.

     Additional Information. The pricing supplement relating to a note will describe the following terms:

     - the specified currency for such note;

     - whether such note

        (1) is a fixed rate note;

        (2) is a floating rate note;

        (3) is an amortizing note, meaning that a portion or all the principal amount is payable prior to stated maturity in accordance with a schedule, by application of a formula, or based on an index; and/or

        (4) is an indexed note on which payments of interest or principal may be linked to the price of one or more securities, currencies, intangibles, articles, commodities or goods;

     - the price at which such note will be issued, which will be expressed as a percentage of the aggregate principal amount or face amount;

     - the original issue date on which such note will be issued;

     - the date of the stated maturity;

     - if such note is a fixed rate note, the rate per annum at which such note will bear any interest, and whether and how that rate may be changed prior to its stated maturity;

     - if the note is a floating rate note, relevant terms such as:

        (1) the base rate;

        (2) the initial interest rate;

        (3) the interest reset period or the interest reset dates;

        (4) the interest payment dates;

        (5) any index maturity;

        (6) any maximum interest rate;

        (7) any minimum interest rate;

        (8) any spread or spread multiplier; and

        (9) any other terms relating to the particular method of calculating the interest rate for the note and whether and how the spread or spread multiplier may be changed prior to stated maturity;

     - whether the note is a note issued originally at a discount;

     - if the note is an amortizing note, the terms for repayment prior to stated maturity;

     - if the note is an indexed note, in the case of an indexed rate note, the manner in which the amount of any interest payment will be determined or, in the case of an indexed principal note, its face amount and the manner in which the principal amount payable at stated maturity will be determined;

     - whether the note may be redeemed at the option of Salomon Smith Barney Holdings, or repaid at the option of the holder, prior to stated maturity as described under "Optional Redemption, Repayment and Repurchase" below and the terms of its redemption or repayment;

     - whether the note may have an optional extension beyond its stated maturity as described under "Extension of Maturity" below;

     - whether the note will be represented by a global security or a certificate issued in definitive form;

     - any special United States federal income tax consequences of the purchase, ownership and disposition of a particular issuance of notes;

     - whether the note is a renewable note, and, if so, its specific terms;

     - the use of proceeds, if materially different than that disclosed in this prospectus; and

     - whether the holder of such note has a survivor's option, as described below under "Repayment upon Death";

     - any other terms of the note provided in this prospectus, to be set forth in a pricing supplement, or that are otherwise consistent with the provisions of the indenture under which the note will be issued.

     As used in this prospectus, business day means:

     - for any note, any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close;

     - for LIBOR notes only, a London business day, which shall be any such day on which dealings in deposits in the specified currency are transacted in the London interbank market;

     - for notes having a specified currency other than U.S. dollars only, other than notes denominated in Euros, any day that, in the principal financial center (as defined below) of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close; and

     - for EURIBOR notes and notes denominated in Euros, a TARGET business day, which will be any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open.

     As used above, a principal financial center means the capital city of the country issuing the specified currency. However, for Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the principal financial center will be Sydney, Toronto, Frankfurt, Amsterdam, Milan and Zurich, respectively.

PAYMENT OF PRINCIPAL AND INTEREST

     Salomon Smith Barney Holdings will pay the principal of, and any premium and interest on, each note in the specified currency for the note. If the specified currency for a note is other than U.S. dollars, Salomon Smith Barney Holdings will, unless otherwise specified in the applicable pricing supplement, arrange to convert all payments in respect of the note into U.S. dollars in the manner described in the following paragraph. The holder of a note having a specified currency other than U.S. dollars may, if stated in the applicable pricing supplement and the note, elect to receive all payments on such note in the specified currency by delivering a written notice to the trustee for the note not later than fifteen calendar days prior to the applicable payment date, except under the circumstances described under "Risk Factors -- The Unavailability of Currencies Could Result in a Substantial Loss to You" above. Such election will remain in effect until revoked by a written notice to such trustee that is received not later than fifteen calendar days prior to the applicable payment date. If an event of default has occurred or Salomon Smith Barney Holdings has given notice of redemption of a note, no such change of election may be made.

     The amount of any U.S. dollar payment on a note having a specified currency other than U.S. dollars will be determined by the exchange rate agent:

     - based on the highest firm bid quotation expressed in U.S. dollars received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date, or if no such rate is quoted on such date, the last date on which the rate was quoted;

     - from three, or if three are not available, then two, recognized foreign exchange dealers in New York City, one or more of which may be an underwriter, and another of which may be the exchange rate agent, that are selected by the exchange rate agent; and

     - by the quoting dealer for the purchase.

     The exchange rate agent will also determine prior to settlement the aggregate amount of the specified currency payable on a payment date for all notes denominated in the specified currency. All currency exchange costs will be deducted from payments to the holders of the notes. If no such bid quotations are available, the payments will be made in the specified currency, unless the specified currency is unavailable due to the imposition of exchange controls or due to other circumstances beyond Salomon Smith Barney Holding's control. In that case, payments will be made as described under "Risk Factors -- The Unavailability of Currencies Could Result in a Substantial Loss to You" above.

     Unless otherwise specified in the applicable pricing supplement, U.S. dollar payments of interest on notes, other than interest payable at stated maturity, will be made, except as provided below, by check mailed to the registered holders of the notes. In the case of global securities representing book-entry notes, payments of interest on notes will be made to a nominee of the depositary. However, in the case of a note issued between a regular record date and the related interest payment date, interest for the period beginning on the original issue date for the note and ending on such interest payment date generally will be paid to the holder on the next succeeding interest payment date.

     A holder of $10,000,000, or its equivalent in a specified currency other than U.S. dollars, or more in aggregate principal amount of notes of like tenor and term, will be entitled to receive U.S. dollar payments by wire transfer of immediately available funds. However, such a holder is entitled to receive payments only if the trustee receives written appropriate wire transfer instructions for the notes not later than fifteen calendar days prior to the applicable interest payment date. Unless otherwise specified in the applicable pricing supplement, principal and any premium and interest payable at the stated maturity of a note will be paid in immediately available funds upon surrender of the note at the corporate trust office or agency of the trustee for the note in New York City.

     Unless otherwise specified in this prospectus or the applicable pricing supplement, any payment required to be made on a note on a date, including the stated maturity date, that is not a business day for note need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on such date. No additional interest will accrue as a result of delayed payment.

     Unless otherwise specified in the applicable pricing supplement, if the principal of any OID note, other than an indexed note, is declared to be due and payable immediately as a result of the acceleration of stated maturity, the amount of principal due and payable relating to the note will be limited to the aggregate principal amount of the note multiplied by the sum of (1) its issue price, expressed as a percentage of the aggregate principal amount, plus (2) the original issue discount amortized from the date of issue to the date of declaration. Amortization will be calculated using the interest method, computed in accordance with U.S. generally accepted accounting principles in effect on the date of declaration.

     Unless otherwise set forth in the applicable pricing supplement, the regular record date for any interest payment date for a floating rate note, fixed rate note or an indexed rate note will be the date, whether or not a business day, fifteen calendar days immediately preceding an interest payment date.

REPAYMENT UPON DEATH

     The pricing supplement relating to any note will indicate whether the holder of that note will have the survivor's option, which is an option to elect repayment of the note prior to its stated maturity in the event of the death of the beneficial owner of the note.

     Pursuant to exercise of the survivor's option, Salomon Smith Barney Holdings will repay any note (or applicable portion of any note) properly tendered for repayment by or on behalf of the person by a representative of that person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to the amortized face amount thereof, subject to the following limitations.

     Salomon Smith Barney Holdings may, in its sole discretion, limit to $2,500,000 (or the approximate equivalent in other currencies) the aggregate principal amount of notes for which exercises of the survivor's option will be accepted in any calendar year. In the event that such limitation is applied, Salomon Smith Barney Holdings may limit to $250,000 (or the approximate equivalent) the aggregate principal amount of notes (or portions of notes) for which exercise of the survivor's option will be accepted during a calendar year for any individual deceased beneficial owner of notes. Moreover, Salomon Smith Barney Holdings will not make principal repayments due to exercise of the survivor's option in amounts that are less than $5,000 (or the approximate equivalent). In the event that the limitations described in the preceding sentences would result in the partial repayment of any note, the principal amount of such note remaining outstanding after repayment must be at least $5,000. Any note tendered due to exercise of the survivor's option may be withdrawn by a written request of its holder received by the trustee prior to its repayment.

     The amortized face amount of a note on any date shall be the amount equal to

     - the issue price set forth on the face of the applicable pricing supplement plus

     - that portion of the difference between the issue price and the stated principal amount of the note that has accrued by such date at

        (1) the bond yield to maturity set forth on the face of the applicable pricing supplement or

        (2) if so specified in the applicable pricing supplement, the bond yield to call printed on its face. Such yield will be computed in each case in accordance with generally accepted United States bond yield computation principles. However, the amortized face amount of a note shall never exceed its stated principal amount. The bond yield to call listed on the face of a pricing supplement shall be computed on the basis of the first occurring optional redemption date for that note and the amount payable on the optional redemption date. If any note is not redeemed on its first optional redemption date, the bond yield to call for that note will be recomputed on the optional redemption date on the basis of the next occurring optional redemption date and the amount payable on that optional redemption date, and will continue to be so recomputed on each succeeding optional redemption date until the note is redeemed.

     Each note that is tendered pursuant to valid exercise of the survivor's option will be accepted promptly in the order all such notes are tendered, except for any note (or portion thereof) the acceptance of which would

     - contravene the annual limitation or

     - result in the acceptance during the then current calendar year of an aggregate principal amount of notes (or portions thereof) exceeding $250,000 (or the approximate equivalent thereof) for the relevant individual deceased beneficial owner.

     If at the end of any calendar year Salomon Smith Barney Holdings has not imposed the annual limit, or if the aggregate principal amount of notes that have been accepted during that year due to exercise of the survivor's option has not exceeded the annual limitation, Salomon Smith Barney Holdings may accept notes from individual deceased owners in amounts that exceed the normal $250,000 per-person limit. In this case, Salomon Smith Barney Holdings will accept notes or portions of notes exceeding the $250,000 limit in the order they were received, up to the annual limitation for that calendar year. Any note or portion of a note accepted for repayment due to the exercise of the survivor's option will be repaid on the first interest payment due date that occurs 20 or more calendar days after the date of such acceptance. Each note (or any portion thereof) tendered for repayment that is not accepted in any calendar year due to the application of the annual limitation will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered, unless any such note is withdrawn by its holder. If a note (or any portion thereof) that is tendered for repayment due to the valid exercise of the survivor's option is not accepted, the trustee will deliver to any affected representative a notice that states the reasons the note (or portion thereof) has not been accepted for repayment. The notice will be sent by first-class mail to the broker or other entity that represents the deceased beneficial owner of the note or, in the case of a certificated note, to the registered holder thereof at its last known address as indicated on the records of the security registrar.

     Subject to the foregoing, in order for a survivor's option to be validly exercised, the trustee must receive:

- a written request for repayment signed by the representative. Such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

-   tender of the note to be repaid;

- appropriate evidence satisfactory to Salomon Smith Barney Holdings and the trustee that (1) the representative has authority to act on behalf of the deceased beneficial owner; (2) the death of such beneficial owner has occurred; and (3) the deceased was the beneficial owner of such note at the time of death;

-   if applicable, a properly executed assignment or endorsement; and

- if the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from that nominee attesting to the beneficial ownership of the note. All questions as to the eligibility or validity of any exercise of the survivor's option will be determined by Salomon Smith Barney Holdings, in its sole discretion, and those determinations will be final and binding on all parties.

     If a note is represented by a global certificate, the depositary's nominee will be the holder of that note and therefore will be the only entity that can exercise the survivor's option for the note. To obtain repayment upon exercise of the survivor's option for a note, the representative must provide to the broker or other entity through which the deceased beneficial owner holds an interest in the note:

- the documents described in the first and third bullet points of the preceding paragraph;

- instructions to the broker or other entity to notify the depositary of the representative's desire to obtain repayment pursuant to exercise of the survivor's option. The broker or other entity will provide to the trustee;

- the documents received from the representative referred to in the first bullet point of the preceding paragraph;

-   its tender of such note pursuant to exercise of the survivor's option; and

- a certificate satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

     The broker or other entity will be responsible for disbursing to the appropriate representative any payments it receives due to exercise of the survivor's option.

     A representative may obtain the forms used to exercise the survivor's option from the trustee or any duly appointed paying agent at the corporate trust office of the trustee or agency of the trustee in New York City.

FIXED RATE NOTES

     Each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable pricing supplement until its principal amount is paid or made available for payment. However, as described below under "Subsequent Interest Periods" and "Extension of Maturity," or as otherwise may be described in the applicable pricing supplement, the rate of interest payable on fixed rate notes may be adjusted from time to time.

     Unless otherwise set forth in the applicable pricing supplement, interest on each fixed rate note will be payable semiannually in arrears on the dates set forth in the applicable pricing supplement, with each such day being an interest payment date, and at stated maturity. Unless "accrue to pay" is specified in the applicable pricing supplement or unless otherwise specified in the applicable pricing supplement, if an interest payment date for any fixed rate note would otherwise be a day that is not a business day, any payment required to be made on note on that date, including the stated maturity date, may be made on the next succeeding business day with the same force and effect as if made on the original date. No additional interest will accrue as a result of such delayed payment.

     If in connection with any fixed rate note, "accrue to pay" is specified in the applicable pricing supplement, and any interest payment date for fixed rate note would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day. Any payment of interest on an interest payment date will include interest accrued through the day before that date. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

FLOATING RATE NOTES

     Each floating rate note will bear interest at the initial interest rate set forth, or otherwise described, in the applicable pricing supplement. The initial interest period is the period from the original issue date to, but not including, the first interest reset date. The interest reset period is the period from each interest reset date to, but not including, the following interest reset date. The initial interest period and any interest reset period is an interest period. The interest rate for each floating rate note will be determined by reference to an interest rate basis, the base rate, plus or minus any spread, or multiplied by any spread multiplier. A basis point or bp equals one-hundredth of a percentage point. The spread is the number of basis points that may be specified in the applicable pricing supplement as applicable to the note. The spread multiplier is the percentage that may be specified in the applicable pricing supplement as applicable to the note. As described below under "Subsequent Interest Periods" and "Extension of Maturity," or as may otherwise be specified in the applicable pricing supplement, the spread or spread multiplier on floating rate notes may be adjusted from time to time.

     The applicable pricing supplement will designate one of the following base rates as applicable to a floating rate note:

     - the CD Rate;

     - the Commercial Paper Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Treasury Rate;

     - the Prime Rate;

     - the J.J. Kenny Rate;

     - the Eleventh District Cost of Funds Rate;

     - EURIBOR; or

     - such other base rate as is set forth in the applicable pricing supplement and in the note.

     The following terms are used in describing the various base rates.

     The "index maturity" for any floating rate note is the period of maturity of the instrument or obligation from which the base rate is calculated.

     "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/H15/update or any successor site or publication.

     "Calculation date" means the date by which the calculation agent is to calculate the interest rate for floating rate notes which will be the earlier of
(1) the tenth calendar day after the related rate determination date, or if any such day is not a business day, the next succeeding business day or (2) the business day preceding the applicable interest payment date or the stated maturity.

     As specified in the applicable pricing supplement, a floating rate note may also have either or both of the following, which will be expressed as a rate per annum on a simple interest basis:

     - maximum interest rate, which will be a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period; and/or

     - minimum interest rate, which will be a minimum limitation, or floor, on the rate at which interest may accrue during any interest period.

     In addition to any maximum interest rate that may be applicable to any floating rate note, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by applicable law. The notes will be governed by the law of New York State. As of the date of this prospectus, the maximum rate of interest under provisions of the New York penal law, with a few exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than $2,500,000.

     Salomon Smith Barney Holdings will appoint and enter into agreements with calculation agents to calculate interest rates on floating rate notes. Unless otherwise specified in the applicable pricing supplement, Bank One Trust Company, N.A. will be the calculation agent for each note that is a floating rate note. All determinations of interest by the calculation agents will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate notes.

     The interest rate on each floating rate note will be reset on an interest reset date, which means that the interest rate is reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be as follows:

     - in the case of floating rate notes that reset daily, each business day;

     - in the case of floating rate notes that reset weekly, other than Treasury Rate notes, the Wednesday of each week;

     - in the case of Treasury Rate notes that reset weekly and except as provided below under "Treasury Rate Notes," the Tuesday of each week;

     - in the case of floating rate notes that reset monthly, other than Eleventh District Cost of Funds Rate notes, the third Wednesday of each month;

     - in the case of floating rate notes that are Eleventh District Cost of Funds Rate notes, the first calendar day of each month;

     - in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - in the case of floating rate notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable pricing supplement; and

     - in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the applicable pricing supplement.

If an interest reset date for any floating rate note would fall on a day that is not a business day, that interest reset date will be postponed to the next succeeding business day. In the case of a LIBOR note or a EURIBOR note, if postponement to the next business day would cause the interest reset date to be in the next succeeding calendar month, the interest reset date will instead be the immediately preceding business day. If an auction of direct obligations of United States Treasury bills falls on a day that is an interest reset date for Treasury Rate notes, the interest reset date will be the succeeding business day.

     Unless otherwise specified in the applicable pricing supplement and except as set forth below, the rate of interest that goes into effect on any interest reset date will be determined on a rate determination date preceding such interest reset date, as further described below.

     Unless otherwise specified in the applicable pricing supplement and except as set forth in the next sentence, interest payable on floating rate notes will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date. If the interest rate is reset daily or weekly, interest payable on the notes will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to but excluding the record date immediately preceding an interest payment date that occurs at any time prior to maturity.

     Accrued interest on a floating rate note with more than one interest reset date will be calculated by multiplying the principal amount of the note by an accrued interest factor. If the floating rate note is an indexed principal note, the face amount of the note will be multiplied by the accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed on an "actual over 360" basis by dividing the interest rate in effect on such day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, J.J. Kenny Rate notes, Eleventh District Cost of Funds Rate notes and EURIBOR notes. In the case of Treasury Rate notes, the interest factor for each such day will be computed on an "actual over actual" basis by dividing the interest rate by the actual number of days in the year. The interest factor will be expressed as a decimal calculated to seven decimal places without rounding. For purposes of making the foregoing calculation, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date.

     For all other floating rate notes, accrued interest will be calculated by multiplying the principal amount of the note by the interest rate in effect during the period for which accrued interest is being calculated. That product is then multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, J.J. Kenny Rate notes, Eleventh District Cost of Funds Rate notes and EURIBOR notes. In the case of Treasury Rate notes, the product is multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by the actual number of days in the year.

     Unless otherwise specified in the applicable pricing supplement, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of such rounding, .005 of a unit shall be rounded upward.

     Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable as follows.

     - In the case of floating rate notes that reset daily, weekly or monthly, other than Eleventh District Cost of Funds Rate notes, interest will be payable on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement.

     - In the case of Eleventh District Cost of Funds Rate notes, interest will be payable on the first calendar day of each March, June, September and December.

     - In the case of floating rate notes that reset quarterly, interest will be payable on the third Wednesday of March, June, September, and December of each year.

     - In the case of floating rate notes that reset semiannually, interest will be payable on the third Wednesday of each of two months of each year specified in the applicable pricing supplement.

     - In the case of floating rate notes that reset annually, interest will be payable on the third Wednesday of one month of each year specified in the applicable pricing supplement.

In each of these cases, interest will also be payable at maturity.

     If an interest payment date for any floating rate note would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, except as described in the next paragraph. In the case of a LIBOR note or a EURIBOR note, if postponement to the next business day would cause the interest payment date to be in the next succeeding calendar month, the interest payment date will instead be the immediately preceding business day.

     If for any floating rate note, the applicable pricing supplement provides that the note does not accrue to pay, and if an interest payment date for that floating rate note would otherwise be a day that is not a business day, the interest payment date will not be postponed. Any payment required to be made on the floating rate note, however, may be made on the next succeeding business day with the same force and effect as if made on the due date. No additional interest will accrue as a result of such delayed payment.

     Upon the request of the holder of any floating rate note, the calculation agent for such note will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for the note.

     CD Rate Notes. Each CD Rate note will bear interest for each interest reset period at an interest rate equal to the CD Rate and any spread or spread multiplier specified in the note and in the applicable pricing supplement.

     The calculation agent will determine the CD Rate on each CD Rate determination date. The CD Rate determination date is the second business day prior to the interest reset date for each interest reset period for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD Rate cannot be determined as described above.

     - If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the CD Rate determination date, then the CD Rate for the interest reset period will be the rate on that date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published in the H.15 Daily Update.

     - If by 3:00 p.m., New York City time, on the calculation date, the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the CD Rate will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing, in the market for negotiable certificates of deposit, with a remaining maturity closest to the index maturity designated in the pricing supplement in a denomination of $5,000,000.

     - If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the CD Rate for that interest reset period will be the same as the CD Rate for the immediately preceding interest reset period. If there was no such interest reset period, the CD Rate will be the initial interest rate.

     CD Rate notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

     Commercial Paper Rate Notes. Each Commercial Paper Rate note will bear interest for each interest reset period at an interest rate equal to the Commercial Paper Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine the Commercial Paper Rate on each Commercial Paper Rate determination date. The Commercial Paper Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Commercial Paper Rate will be the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial."

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above.

     - If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Commercial Paper Rate determination date, then the Commercial Paper Rate for the interest reset period will be the money market yield on that date of the rate for commercial paper of the specified index maturity as published in the H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial."

     - If by 3:00 p.m., New York City time, on such calculation date, the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the Commercial Paper Rate for the interest reset period will be the money market yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on that date, of three leading dealers of commercial paper in New York City selected by the calculation agent for such Commercial Paper Rate note for commercial paper of the specified index maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency.

     - If the dealers selected by such calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the Commercial Paper Rate for the interest reset period will be the same as the Commercial Paper Rate for the immediately preceding interest reset period. If there was no such interest reset period, the Commercial Paper Rate will be the initial interest rate.

Money market yield will be calculated as follows:

                              D X 360
money market yield   =     -------------  X 100
                           360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the specified index maturity.

     Federal Funds Rate Notes. Each Federal Funds Rate note will bear interest for each interest reset period at an interest rate equal to the Federal Funds Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine the Federal Funds Rate on each Federal Funds Rate determination date. The Federal Funds Rate determination date is the second business day prior to the interest reset date for that interest reset period. The Federal Funds Rate will be the rate for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above.

     - If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Federal Funds Rate determination date, the Federal Funds Rate for the interest reset period will be the rate on that date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

     - If by 3:00 p.m., New York City time, on the calculation date the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the Federal Funds Rate for the interest reset period will be the rate on that date which the Federal Reserve Bank of New York makes publicly available that is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)."

     - If the rate, however, is not made publicly available by the Federal Reserve Bank of New York by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such interest reset period will be the same as the Federal Funds Rate in effect for the immediately preceding interest reset period. If there was no such interest reset period, the Federal Funds Rate will be the initial interest rate.

     In the case of a Federal Funds Rate note that resets daily, the interest rate on the note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the calculation agent for the note on the second Monday, or, if not a business day, on the next succeeding business day, to a rate equal to the average of the Federal Funds Rates in effect for each day in that week.

     LIBOR Notes. Each LIBOR note will bear interest for each interest reset period at an interest rate equal to LIBOR and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine LIBOR on each LIBOR determination date. The LIBOR determination date is the second London banking day prior to the interest reset date for each interest reset period.

     On a LIBOR determination date, the calculation agent will determine LIBOR for each interest reset period as follows.

     The calculation agent will determine the offered rates for deposits in the specified currency for the period of the index maturity specified in the applicable pricing supplement commencing on the interest reset date, which appear on the "designated LIBOR page" at approximately 11:00 a.m., London time, on that date.

     - If "LIBOR Telerate" is designated in the applicable pricing supplement, "designated LIBOR page" means the display designated as page "3750" on the Bridge Telerate Service, and LIBOR will be the relevant offered rate determined by the calculation agent. If Telerate page 3750 is replaced by another page, or if the Bridge Telerate Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Telerate" means the replacement page or service selected to display the London interbank offered rates of major banks.

     - If "LIBOR Reuters" is designated in the applicable pricing supplement, "designated LIBOR page" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service. If the LIBO page on such service is replaced by another page, or if the Reuters Monitor Money Rates Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Reuters" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the replacement page or service selected to display the London interbank offered rates of major banks.

     If LIBOR cannot be determined on a LIBOR determination date as described above, then the calculation agent will determine LIBOR as follows.

        - The calculation agent for the LIBOR note will select four major banks in the London interbank market.

        - The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR determination date. These quotations shall be for deposits in the specified currency for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

     (1) If two or more quotations are provided, LIBOR for interest reset period will be the arithmetic mean of those quotations.

     (2) If less than two quotations are provided, the calculation agent will select three major banks in New York City and follow the steps in the two bullet points below.

        - The calculation agent will then determine LIBOR for the interest reset period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the LIBOR determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

        - If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no such preceding interest reset period, the LIBOR Rate will be the initial interest rate.

     Treasury Rate Notes. Each Treasury Rate note will bear interest for each interest reset period at an interest rate equal to the Treasury Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     Treasury Rate Notes other than Constant Maturity Treasury Rate Notes

     Unless "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate for the auction held on the Treasury Rate determination date for the interest reset period of treasury securities as that rate appears on either Telerate page 56 or Telerate page 57 under the heading "AVGE INVEST YIELD." Treasury securities are direct obligations of the United States that have the index maturity specified in the applicable pricing supplement.

     If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below.

     (1) If the Treasury rate is not published prior to 3:00 P.M., New York City time on the calculation date pertaining to the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be the auction average rate on the Treasury Rate determination date as otherwise announced by the United States Department of the Treasury. The auction average rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

     (2) If the auction results are not published or reported as provided in (1) above by 3:00 P.M., New York City time, on the calculation date, or if no auction is held on the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be calculated by the calculation agent for the Treasury Rate note. In this case, the Treasury Rate will be a yield to maturity of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate determination date, of three leading primary United States government securities dealers selected by the calculation agent for the issue of treasury securities with a remaining maturity closest to the specified index maturity. The yield to maturity will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

     (3) If the dealers selected by the calculation agent are not quoting bid rates as mentioned in (2) above, then the Treasury Rate for the interest reset period will be the same as the Treasury Rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the Treasury Rate will be the initial interest rate.

     The Treasury Rate determination date for each interest reset period will be the day of the week in which the interest reset date for that interest reset period falls on which treasury securities would normally be auctioned.

     Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Treasury Rate determination date pertaining to the interest reset period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an interest reset date for a Treasury Rate note, then that interest reset date will instead be the business day immediately following the auction date.

     Constant Maturity Treasury Rate Notes

     If "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate displayed on the designated CMT Telerate page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the designated CMT maturity index in the following manner.

     - If the designated CMT Telerate page is 7051, the Treasury Rate will be the rate on the Constant Maturity Treasury Rate determination date.

     - If the designated CMT Telerate page is 7052, the Treasury Rate will be the average for the week or for the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month, as applicable, in which the related Constant Maturity Treasury Rate determination date occurs.

     If no rate appears on designated CMT Telerate page as indicated above, the following procedures will be followed in the order set forth below.

     (1) If the rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time on the related calculation date, then the Treasury Rate for the Constant Maturity Treasury Rate determination date will be the Treasury Constant Maturity Rate for the designated CMT maturity index as published in the relevant H.15(519).

     (2) If this rate is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, then the Treasury Rate on the Constant Maturity Treasury Rate determination date will be the treasury constant maturity rate for the designated CMT maturity index, or other United States Treasury rate for the designated CMT maturity index, for the Constant Maturity Treasury Rate determination date for the interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury. The calculation agent will make the determination as to which of such rates is comparable to the rate formerly displayed on the designated CMT Telerate page and published in the relevant H.15(519).

     (3) If this information is not provided by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will calculate the Treasury Rate on the Constant Maturity Treasury Rate determination date as follows.

        - The Treasury Rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Constant Maturity Treasury Rate determination date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury notes. The Treasury notes will be the most recently issued direct noncallable fixed rate obligations of the United States, with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than the designated CMT maturity index minus one year.

        - The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an underwriter, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

        - If three or four, but not five, of such dealers provide quotations as described above, then the Constant Maturity Treasury Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest quotes will be eliminated.

     (4) If the calculation agent is unable to obtain three Treasury note quotations as described in (3) above, the Treasury Rate on the Constant Maturity Treasury Rate determination date will be calculated by the calculation agent as follows.

        - The rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Constant Maturity Treasury Rate determination date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in an amount that is representative for a single transaction in that market at that time.

        - If two Treasury notes with an original maturity, as described above, have remaining terms to maturity equally close to the designated CMT maturity index, the calculation agent will obtain quotations for the Treasury note with the shorter remaining term to maturity and will use those quotations to calculate the Treasury Rate as set forth above.

        - The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an underwriter, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

        - If three or four, but not five, of such dealers provide quotations as described above, then the Treasury Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest quotes will be eliminated.

     (5) If fewer than three dealers selected by the calculation agent provide quotations as described in (4) above, the Treasury Rate determined as of the Constant Maturity Treasury Rate determination date will be the Treasury Rate in effect on such Constant Maturity Treasury Rate determination date.

     "Designated CMT Telerate page" means the display on the Bridge Telerate Service, or any successor service on the page specified in the applicable pricing supplement, or any other page as may replace such page on that service, or any successor service, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the designated CMT Telerate page will be 7052 for the most recent week.

     "Designated CMT maturity index" means the original period to maturity of the U.S. Treasury securities, either one, two, three, five, seven, ten, twenty or thirty years, specified in the applicable pricing supplement for which the Treasury Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the designated CMT maturity index will be two years.

     The "Constant Maturity Treasury Rate determination date" will be the second business day prior to the interest reset date for the applicable interest reset period.

     The Constant Maturity Treasury Rate for a Treasury security maturity as published as of any business day is intended to be indicative of the yield of a U.S. Treasury security having as of that business day a remaining term to maturity equivalent to its maturity. The Constant Maturity Treasury Rate as of any business day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding Treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. Such yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the calculation agents or subsidiaries or affiliates of Salomon Smith Barney Holdings. Certain constant maturity yield values are read from the yield curve. Interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of that date exactly ten years remaining to maturity.

     Prime Rate Notes. Prime Rate notes will bear interest at a rate equal to the Prime Rate and any spread or spread multiplier specified in the Prime Rate notes and the applicable pricing supplement.

     The calculation agent will determine the Prime Rate for each interest reset period on each Prime Rate determination date. The Prime Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Prime Rate will be the rate made available and subsequently published on that date in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the Prime Rate cannot be determined as described above.

     - If the rate is not published prior to 9:00 A.M., New York City time, on the related calculation date, then the Prime Rate will be the rate on the Prime Rate determination date that is published in the H.15 Daily Update under the heading "Bank Prime Loan."

     - If the rate is not published prior to 3:00 P.M., New York City time, on the related calculation date in either of those sources, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate for the Prime Rate determination date.

     - If fewer than four such rates appear on the Reuters Screen USPRIME1 Page, then the calculation agent will select four major banks in New York City. The Prime Rate will be the arithmetic mean of the prime rates quoted by those four banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date.

     - If all four of the banks selected by the calculation agent do not provide quotations, then the Prime Rate will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date. These Prime Rate quotes will be provided by the selected banks and by a reasonable number of substitute domestic banks or trust companies that the calculation agent will select that have total equity capital of at least $500,000,000.

     - If the banks or trust companies that the calculation agent selects do not provide quotations as described above, then the Prime Rate will remain the same as the Prime Rate in effect on the Prime Rate determination date.

     "Reuters Screen USPRIME1 page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any successor service or page, for the purpose of displaying prime rates or base lending rates of major United States banks.

     J.J. Kenny Rate Notes. J.J. Kenny Rate notes will bear interest at the interest rates, calculated based on the J.J. Kenny Rate and any spread and/or spread multiplier specified in the J.J. Kenny Rate notes and the applicable pricing supplement.

     The calculation agent will determine the J.J. Kenny Rate on each J.J. Kenny Rate determination date. The J.J. Kenny Rate determination date is the second business day prior to the interest reset date for each interest reset period.

     The J.J. Kenny Rate will be the per annum rate on that date equal to the index made available and subsequently published by Kenny Information Systems or its successor. The rate will be based upon 30-day yield evaluations at par of bonds of not less than five "high grade" component issuers. The bonds evaluated will be bonds on which the interest is excludable from gross income for federal income tax purposes under the Internal Revenue Code of 1986. Kenny Information Systems will select such issuers from time to time, including issuers of general obligation bonds. However, the bonds on which the index is based will not include any bonds the interest on which may trigger an "alternate minimum tax" or similar tax under the Code, unless the tax may be imposed on all tax-exempt bonds.

     The following procedure will be followed if the J.J. Kenny Rate cannot be determined as described above.

     If the rate is not made available by 3:00 P.M., New York City time, on the calculation date pertaining to the J.J. Kenny Rate determination date, the J.J. Kenny Rate will be the rate quoted by a successor indexing agent selected by Salomon Smith Barney Holdings. This rate will be equal to the prevailing rate for bonds included in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Corporation for issuers selected by the successor indexing agent most closely resembling the "high grade" component issuers selected by Kenny Information Systems. The bonds for which rates are quoted will be bonds that may be tendered by their holders for purchase on not more than seven days' notice and the interest on which:

     - is variable on a weekly basis;

     - is excludable from gross income for federal income tax purposes under the Internal Revenue Code; and

     - does not give rise to an "alternate minimum tax" or similar tax under the Internal Revenue Code, unless all tax-exempt bonds give rise to the tax.

However, if a successor indexing agent is not available, the J.J. Kenny Rate on the J.J. Kenny Rate determination date will be the J.J. Kenny Rate for the immediately preceding interest reset period. If there was no interest reset period, the J.J. Kenny Rate will be the initial interest rate.

     Eleventh District Cost of Funds Rate Notes. Eleventh District Cost of Funds Rate notes will bear interest at the interest rates, calculated based on the Eleventh District Cost of Funds Rate and any spread and/or spread multiplier, specified in the Eleventh District Cost of Funds Rate notes and the applicable pricing supplement.

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

     The calculation agent will determine the Eleventh District Cost of Funds Rate on each Eleventh District Cost of Funds Rate determination date. The Eleventh District Cost of Funds Rate determination date is the last working day of the month immediately prior to each interest reset date for each interest reset period on which the Federal Home Loan Bank of San Francisco publishes the Eleventh District Cost of Funds Index.

     The Eleventh District Cost of Funds Rate will be the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate determination date as set forth under the caption "Eleventh District" on the Telerate page 7058. Such page will be deemed to include any successor page, determined by the calculation agent, as of 11:00 A.M., San Francisco time, on the Eleventh District Cost of Funds Rate determination date.

     The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above.

     - If the rate does not appear on Telerate page 7058 on any related Eleventh District Cost of Funds Rate determination date, the Eleventh District Cost of Funds Rate for the Eleventh District Cost of Funds Rate determination date will be the Eleventh District Cost of Funds Rate Index.

     - If the FHLB of San Francisco fails to announce the rate for the calendar month next preceding the Eleventh District Cost of Funds Rate determination date, then the Eleventh District Cost of Funds Rate for such date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Cost of Funds Rate determination date.

     The "Eleventh District Cost of Funds Rate Index" will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that the FHLB of San Francisco most recently announced as the cost of funds for the calendar month preceding the date of such announcement.

     EURIBOR Notes. Each EURIBOR note will bear interest for each interest reset period at an interest rate equal to EURIBOR and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine EURIBOR on each EURIBOR determination date. The EURIBOR determination date is the second TARGET business day prior to the interest reset date for each interest reset period.

     On a EURIBOR determination date, the calculation agent will determine EURIBOR for each interest reset period as follows.

     The calculation agent will determine the offered rates for deposits in Euros for the period of the index maturity specified in the applicable pricing supplement, commencing on the interest reset date, which appears on page 248 on the Bridge Telerate Service or any successor service or any page that may replace page 248 on that service which is commonly referred to as "Telerate Page 248" as of 11:00 a.m., Brussels time, on that date.

     If EURIBOR cannot be determined on a EURIBOR determination date as described above, then the calculation agent will determine EURIBOR as follows.

        - The calculation agent for the EURIBOR note will select four major banks in the Euro-zone interbank market.

        - The calculation agent will request that the principal Euro-zone offices of those four selected banks provide their offered quotations to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. These quotations shall be for deposits in Euros for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in Euros that is representative of a single transaction in such market at that time.

     (1) If two or more quotations are provided, EURIBOR for the interest reset period will be the arithmetic mean of those quotations.

     (2) If less than two quotations are provided, the calculation agent will select four major banks in the Euro-zone and follow the steps in the two bullet points below.

        - The calculation agent will then determine EURIBOR for the interest reset period as the arithmetic mean of rates quoted by those four major banks in the Euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. The rates quoted will be for loans in Euros, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in Euros that is representative of a single transaction in such market at that time.

        - If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no preceding interest reset period, EURIBOR will be the initial interest rate.

     "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

     Inverse Floating Rate Notes. Any floating rate note may be designated in the applicable pricing supplement as an inverse floating rate note. In such an event, unless otherwise specified in the applicable pricing supplement, the interest rate on the floating rate note will be equal to:

     - in the case of the period, if any, commencing on the issue date, or the date on which the note otherwise begins to accrue interest if different from the issue date, up to the first interest reset date, a fixed rate of interest established by Salomon Smith Barney Holdings as described in the applicable pricing supplement; and

     - in the case of each period commencing on an interest reset date, a fixed rate of interest specified in the pricing supplement minus the interest rate determined based on the base rate as adjusted by any spread and/or spread multiplier.

However, on any inverse floating rate note, (1) the interest rate will not be less than zero and (2) the interest rate in effect for the ten days immediately prior to the date of maturity of such inverse floating rate note will be that in effect on the tenth day preceding that date.

     Floating/Fixed Rate Notes. The applicable pricing supplement may provide that a note will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. In such an event, the interest rate on that note will be determined as if it were a floating rate note and a fixed rate note for each respective period, all as specified in the applicable pricing supplement.

SUBSEQUENT INTEREST PERIODS

     The pricing supplement relating to each note will indicate whether Salomon Smith Barney Holdings has the option to reset the interest rate, or the spread, spread multiplier, or method of calculation, as the case may be, for the note. If Salomon Smith Barney Holdings has the option to reset, the pricing supplement will also indicate the optional reset date or dates on which the interest rate, spread, spread multiplier, or method of calculation, as the case may be, may be reset.

     Salomon Smith Barney Holdings shall notify the trustee whether or not it intends to exercise this option relating to a note at least 45 but not more than 60 days prior to an optional reset date for the note. Not later than 40 days prior to the optional reset date, the trustee will mail to the holder of the note a reset notice first class, postage prepaid, indicating whether Salomon Smith Barney Holdings has elected to reset the interest rate, spread, spread multiplier or method of calculation, as the case may be.

     If Salomon Smith Barney Holdings elects to reset the interest rate, spread, spread multiplier or method of calculation, as the case may be, the trustee will mail to the holder in a manner described above a notice indicating the new interest rate, spread, spread multiplier, or method of calculation, as the case may be. The notice will also indicate any provisions for redemption during the subsequent interest period. The subsequent interest period is the period from the optional reset date to the next optional reset date or, if there is no such next optional reset date, to the stated maturity of the note, including the date or dates on which or the period or periods during which, and the price or prices at which, a redemption may occur during such subsequent interest period.

     Upon the transmittal by the trustee of a reset notice to the holder of a note, the new interest rate, new spread, spread multiplier, and/or method of calculation, as the case may be, will take effect automatically. Except as modified by the reset notice and as described below, the note will have the same terms as prior to the transmittal of the reset notice.

     Despite the foregoing, not later than 20 days prior to an optional reset date for a note, Salomon Smith Barney Holdings may, at its option, revoke the interest rate, or the spread or spread multiplier, provided for in the reset notice relating to the optional reset date, and establish a higher interest rate, or a higher spread or spread multiplier, as applicable, for the subsequent interest period commencing on the optional reset date.

     Salomon Smith Barney Holdings can make such revocations by causing the trustee for the note to mail notice of the higher interest rate or higher spread or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. The notice shall be irrevocable. All notes for which the interest rate or spread or spread multiplier is reset on an optional reset date will bear such higher interest rate, or higher spread or spread multiplier, as the case may be, whether or not tendered for repayment.

     The holder of a note will have the option to elect repayment of that note by Salomon Smith Barney Holdings on each optional reset date at a price equal to the principal amount of the note plus interest accrued to the optional reset date. In order for a note to be repaid on an optional reset date, the holder of the note must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment. However, the period for delivery of the note or notification to the trustee for such note will be at least 25 but not more than 35 days prior to the optional reset date. Further, a holder who has tendered a note for repayment pursuant to a reset notice may, by written notice to the trustee for the note, revoke any tender for repayment until the close of business on the tenth day prior to the optional reset date.

AMORTIZING NOTES

     Salomon Smith Barney Holdings may from time to time offer amortizing notes on which a portion or all the principal amount is payable prior to stated maturity:

     - in accordance with a schedule;

     - by application of a formula; or

     - based on an index.

Further information concerning additional terms and conditions of any amortizing notes, including terms for repayment of such notes, will be set forth in the applicable pricing supplement.

INDEXED NOTES

     Salomon Smith Barney Holdings may from time to time offer indexed notes on which some or all interest payments, in the case of an indexed rate note, and/or the principal amount payable at stated maturity or earlier redemption or retirement, in the case of an indexed principal note, is determined based on:

     - the principal amount of the notes or, in the case of an indexed principal note, the amount designated in the applicable pricing supplement as the "face amount" of the indexed note; and

     - an index, which may be based on:

          (1) prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities;

          (2) the application of a formula; or

          (3) an index which shall be such other objective price, economic or other measures as are described in the applicable pricing supplement.

A description of the index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined based on such index, will be set forth in the applicable pricing supplement.

     If a fixed rate note, floating rate note or indexed rate note is also an indexed principal note, the amount of any interest payment will be determined based on the face amount of that indexed note unless specified otherwise in the applicable pricing supplement. If an indexed note is also an indexed principal note, the principal amount payable at stated maturity or any earlier redemption or repayment of the indexed note may be different from the face amount.

     If a third party is appointed to calculate or announce the index for a particular indexed note, and the third party either (1) suspends the calculation or announcement of the index or (2) changes the basis upon which the index is calculated in a manner that is inconsistent with the applicable pricing supplement, then Salomon Smith Barney Holdings will select another third party to calculate or announce the index. Salomon Smith Barney Inc. or another subsidiary or affiliate of Salomon Smith Barney Holdings may be either the original or successor third party selected by Salomon Smith Barney Holdings.

     If for any reason the index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then any indexed interest payments or any indexed principal amount of the indexed note will be calculated in the manner set forth in the applicable pricing supplement. Any determination by the selected third party will be binding on all parties, except in the case of an obvious error.

     Unless otherwise specified in the applicable pricing supplement, for the purpose of determining whether holders of the requisite principal amount of notes outstanding under the applicable indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of indexed notes will be deemed to be the face amount stated on the notes. Unless otherwise specified in the applicable pricing supplement, in the event of an acceleration of the stated maturity of an indexed note, the principal amount payable to the holder of the note upon acceleration will be the principal amount determined based on the formula used to determine the principal amount of the note on the stated maturity of the note, as if the date of acceleration were the stated maturity.

     An investment in indexed notes has significant risks, including wide fluctuations in market value as well as in the amounts of payments due, that are not associated with a similar investment in a conventional debt security. These risks depend on a number of factors including supply and demand for the particular security, currency, commodity or other good or article to which the note is indexed and economic and political events over which Salomon Smith Barney Holdings has no control. See "Risk Factors -- Changes in the Value of Underlying Assets of Indexed Notes Could Result in a Substantial Loss to You" above for a discussion of these considerations.

     Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price or rates of exchange that may occur during the term of any indexed notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks of an investment in indexed notes.

DUAL CURRENCY NOTES

     Salomon Smith Barney Holdings may from time to time offer dual currency notes on which Salomon Smith Barney Holdings has a one time option of making all payments of principal, any premium and interest on such notes which are issued on the same day and have the same terms, the payments on which would otherwise be made in the specified currency of this notes, in the optional payment currency specified in the applicable pricing supplement. This option will be exercisable in whole but not in part on an option election date, which will be any one of the dates specified in the applicable pricing supplement. Information as to the relative value of the specified currency compared to the optional payment currency will be set forth in the applicable pricing supplement.

     The pricing supplement for each issuance of dual currency notes will specify, among other things:

     - the specified currency;

     - the optional payment currency; and

     - the designated exchange rate.

     The designated exchange rate will be a fixed exchange rate used for converting amounts denominated in the specified currency into amounts denominated in the optional payment currency. The pricing supplement will also specify the option election dates and interest payment dates for the related issuance of dual currency notes. Each option election date will be a particular number of days before an interest payment date or stated maturity, as set forth in the applicable pricing supplement. Each option election date will be the date on which Salomon Smith Barney Holdings may select whether to make all scheduled payments due thereafter in the optional payment currency rather than in the specified currency.

     If Salomon Smith Barney Holdings makes such an election, the amount payable in the optional payment currency will be determined using the designated exchange rate specified in the applicable pricing supplement. If such an election is made, notice of the election will be mailed in accordance with the terms of the applicable tranche of dual currency notes within two business days of the option election date. The notice will state (1) the first date, whether an interest payment date and/or stated maturity, on which scheduled payments in the optional payment currency will be made and (2) the designated exchange rate. Any such notice by Salomon Smith Barney Holdings, once given, may not be withdrawn. The equivalent value in the specified currency of payments made after such an election may be less, at the then current exchange rate, than if Salomon Smith Barney Holdings had made the payment in the specified currency.

     For United States federal income tax purposes, holders of dual currency notes may need to comply with rules which differ from the general rules applicable to holders of other types of notes offered by this prospectus supplement. The United States federal income tax consequences of the purchase, ownership and disposition of dual currency notes will be set forth in the applicable pricing supplement.

RENEWABLE NOTES

     Salomon Smith Barney Holdings may from time to time offer renewable notes, which will mature on an initial maturity date. Such initial maturity date will be an interest payment date specified in the applicable pricing supplement occurring in, or prior to, the twelfth month following the original issue date of the notes, unless the term of all or any portion of any of the notes is renewed in accordance with the procedures described below.

     The term of a renewable note may be extended to the interest payment date occurring in the twelfth month, or, if a special election interval is specified in the applicable pricing supplement, the last month in a period equal to twice the special election interval elected by the holder after the renewal date. Such an extension may be made on the initial renewal date. That date will be the interest payment date occurring in the sixth month, unless a special election interval is specified in the applicable pricing supplement, prior to the initial maturity date of a renewable note and on the interest payment date occurring in each sixth month, or in the last month of each special election interval, after the initial renewal date which, together with the initial renewal date, constitutes a renewal date.

     If a holder does not elect to extend the term of any portion of the principal amount of a renewable note during the specified period prior to any renewal date, that portion will become due and payable on the new maturity date. Such new maturity date will be the interest payment date occurring in the sixth month, or the last month in the special election interval, after the renewal date.

     A holder of a renewable note may elect to renew the term of the renewable note, or if so specified in the applicable pricing supplement, any portion of the renewable note, by delivering a notice to that effect to the trustee or any duly appointed paying agent at the corporate trust office of the trustee or agency of the trustee in New York City. This notice will be delivered not less than 15 nor more than 30 days prior to the renewal date, unless another period is specified in the applicable pricing supplement as the special election period. This election will be irrevocable and will be binding upon each subsequent holder of the renewable note.

     An election to renew the term of a renewable note may be exercised for less than the entire principal amount of the renewable note only if so specified in the applicable pricing supplement and only in the principal amount, or any integral multiple in excess of that amount, as is specified in the applicable pricing supplement. Despite the foregoing, the term of the renewable notes may not be extended beyond the stated maturity specified for the renewable notes in the applicable pricing supplement.

     If the holder does not elect to renew the term, a renewable note must be presented to the trustee, or any duly appointed paying agent. If the renewable note is a certificate issued in definitive form, it must be presented to the trustee as soon as practicable following receipt of the renewable note. The trustee, or any duly appointed paying agent, will issue in exchange for the note, in the name of the holder, a note. The note will be in a principal amount equal to the principal amount of the exchanged renewable note for which no election to renew such term was exercised, with terms identical to those specified on such renewable note. However, the note will have a fixed, nonrenewable stated maturity on the new maturity date.

     If an election to renew is made for less than the full principal amount of a holder's renewable note, the trustee, or any duly appointed paying agent, will issue a replacement renewable note in exchange for that note in the name of such holder. The replacement renewable note will be in a principal amount equal to the principal amount elected to be renewed of the exchanged renewable note, with terms otherwise identical to the exchanged renewable note.

EXTENSION OF MATURITY

     The pricing supplement relating to each note will indicate whether Salomon Smith Barney Holdings has the option to extend the stated maturity of that note for an extension period. Such an extension period is one or more periods of one to five whole years, up to but not beyond the final maturity date set forth in the pricing supplement.

     Salomon Smith Barney Holdings may exercise its option for a note by notifying the trustee for that note at least 45 but not more than 60 days prior to the old stated maturity of the note. Not later than 40 days prior to the old stated maturity of the note, the trustee for the note will mail to the holder of the note an extension notice, first class, postage prepaid. The extension notice will set forth:

     - the election of Salomon Smith Barney Holdings to extend the stated maturity of the note;

     - the new stated maturity;

     - in the case of a fixed rate note, the interest rate applicable to the extension period;

     - in the case of a floating rate note, the spread, spread multiplier or method of calculation applicable to the extension period; and

     - any provisions for redemption during the extension period, including the date or dates on which, or the period or periods during which, and the price or prices at which, a redemption may occur during the extension period.

     Upon the mailing by such trustee of an extension notice to the holder of a note, the stated maturity of the note will be extended automatically, and, except as modified by the extension notice and as described in the next paragraph, the note will have the same terms as prior to the mailing of the extension notice. Despite the foregoing, not later than 20 days prior to the old stated maturity of the note, Salomon Smith Barney Holdings may, at its option, revoke the interest rate, or the spread or spread multiplier, as the case may be, provided for in the extension notice for the note and establish for the extension period a higher interest rate, in the case of a fixed rate note, or a higher spread or spread multiplier, in the case of a floating rate note.

     Salomon Smith Barney Holdings may so act by causing the trustee for the note to mail notice of the higher interest rate or higher spread or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. The notice will be irrevocable. All notes for which the stated maturity is extended will bear the higher interest rate, in the case of fixed rate notes, or higher spread or spread multiplier, in the case of floating rate notes, for the extension period, whether or not tendered for repayment.

     If Salomon Smith Barney Holdings extends the stated maturity of a note, the holder of the note will have the option to elect repayment of the note by Salomon Smith Barney Holdings on the old stated maturity at a price equal to the principal amount of the note, plus interest accrued to that date. In order for a note to be repaid on the old stated maturity once Salomon Smith Barney Holdings has extended its stated maturity, the holder of the note must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment. The period for delivery of the note or notification to the trustee for the note will be at least 25 but not more than 35 days prior to the old stated maturity. A holder who has tendered a note for repayment pursuant to an extension notice may give written notice to the trustee for the note to revoke any tender for repayment until the close of business on the tenth day before the old stated maturity.

COMBINATION OF PROVISIONS

     If so specified in the applicable pricing supplement, any note may be required to comply with all of the provisions, or any combination of the provisions, described above under "Subsequent Interest Periods," "Extension of Maturity" and "Renewable Notes."

BOOK-ENTRY SYSTEM

     The notes will be issued only in book-entry form, except as described below under "Certificated Notes." Notes having the same original issue date, interest rate and stated maturity will typically be issued in the form of a single global security registered in the name of a nominee of The Depository Trust Company, as depositary (Section 303).

     The DTC's nominee will be considered the sole holder of the notes represented by a global security for all purposes of the indenture. Owners of beneficial interests in a global security will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the holders of the notes under the indenture (except as described below under "Certificated Notes"). Beneficial ownership of a note will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of notes held by an individual brokerage firm or other entity for its clients will be maintained on the records of the DTC in the name of such brokerage firm or other entity (or in the name of a participant that acts as the agent for the brokerage firm or other entity if it is not a participant). Therefore, a noteholder must rely upon the records of such brokerage firm or other entity to evidence such noteholder's beneficial ownership of a note. Transfer of ownership of any note may be effected only through the selling noteholder's brokerage firm or such other entity.

     The DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The rules applicable to the DTC and its participants are on file with the SEC.

     Participants of the DTC include securities brokers and dealers (including the underwriter of the notes), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the DTC. Access to the DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The information in this section about DTC has been provided by DTC for information purposes only. Salomon Smith Barney Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     The pricing supplement relating to each note will indicate either that (1) the note cannot be redeemed prior to its stated maturity or (2) that the note will be redeemable at the option of Salomon Smith Barney Holdings, in whole or in part. The applicable pricing supplement will also indicate (1) the optional redemption date or dates on which the note may be redeemed and (2) the redemption price at which, together with accrued interest to such optional redemption date, the note may be redeemed on each optional redemption date.

     Unless otherwise specified in the applicable pricing supplement, at least 30 days prior to the date of redemption, the trustee will mail notice of the redemption, first class, postage prepaid, to the holder of the note. Unless otherwise specified in the applicable pricing supplement, Salomon Smith Barney Holdings may exercise the option relating to a redemption of a note in part only by notifying the trustee for the note at least 45 days prior to any optional redemption date. In the event of redemption of a note in part only, a new note or notes for the unredeemed portion of the note or notes will be issued to the holder of that note or notes upon the cancellation of the note or notes. The notes, other than amortizing notes, may not be redeemed.

     The pricing supplement relating to each note will also indicate whether the holder of that note will have the option to elect repayment of such note by Salomon Smith Barney Holdings prior to its stated maturity. If so, the pricing supplement will specify (1) the optional repayment date or dates on which the note may be repaid and (2) the optional repayment price. The optional repayment price is the price at which, together with accrued interest to such optional repayment date, the note may be repaid on each optional repayment date.

     In order for a note to be repaid, the trustee for the note must receive, at least 30 but not more than 45 days prior to an optional repayment date:

     (1) the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

     (2) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth:

        - the name of the holder of the note;

        - the principal amount of the note to be repaid;

        - the certificate number or a description of the tenor and terms of the note;

        - a statement that the option to elect repayment is being exercised; and

        - a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed will be received by the trustee not later than five business days after the date of the telegram, telex, facsimile transmission or letter.

     If the guarantee procedure described in clause (2) above is followed, then the note and form duly completed must be received by the trustee by the fifth business day. Any tender of a note by the holder for repayment, except pursuant to a reset notice or an extension notice, will be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note, provided, that the principal amount of the note remaining outstanding after repayment is an authorized denomination. Upon partial repayment, the note will be canceled and a new note or notes for the remaining principal amount will be issued in the name of the holder of the repaid note.

     If a note is represented by a global security, DTC's nominee will be the holder of the note and, therefore, will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment relating to a particular note, the beneficial owner of that note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC.

     Except in the case of an optional redemption by Salomon Smith Barney Holdings at a stated redemption price provided for in the applicable pricing supplement, if Salomon Smith Barney Holdings redeems or repays a note that is an original issue discount note other than an indexed note prior to its stated maturity, then Salomon Smith Barney Holdings will pay the amortized face amount of the note as of the date of redemption or repayment regardless of anything else stated in this prospectus.

     The amortized face amount of a note on any date means the amount equal to:

     - the issue price set forth on the face of the applicable pricing supplement plus

     - that portion of the difference between the issue price and the stated principal amount of the note that has accrued by that date at

        (1) the bond yield to maturity set forth on the face of the applicable pricing supplement, or

        (2) if so specified in the applicable pricing supplement, the bond yield to call set forth on the face of the note.

These computations will be made in accordance with generally accepted United States bond yield computation principles. However, the amortized face amount of a note will never exceed its stated principal amount. The bond yield to call listed on the face of a pricing supplement will be computed on the basis of:

     - the first occurring optional redemption date with respect to the note;
       and

     - the amount payable on the optional redemption date.

In the event that any note is not redeemed on the first occurring optional redemption date, the bond yield to call that applies to that note will be recomputed on the optional redemption date on the basis of (1) the next occurring optional redemption date and (2) the amount payable on the optional redemption date. The bond yield to call will continue to be so recomputed on each succeeding optional redemption date until the note is so redeemed.

     Salomon Smith Barney Holdings may at any time purchase notes at any price in the open market or otherwise. Notes so purchased by Salomon Smith Barney Holdings may, at the discretion of Salomon Smith Barney Holdings, be held, resold or surrendered to the trustee for those notes for cancellation.

OTHER PROVISIONS

     The terms in the applicable pricing supplement may modify any provisions relating to:

     - the determination of an interest rate basis;

     - the specification of an interest rate basis;

     - calculation of the interest rate applicable to, or the principal payable at maturity on, any note;

     - interest payment dates; or

     - any other related matters.

CERTIFICATED NOTES

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

     - DTC is unwilling or unable to continue as depositary for the global security and Salomon Smith Barney Holdings is unable to find a qualified replacement for DTC within 90 days;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     - Salomon Smith Barney Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     In either instance, a beneficial owner of notes represented by a global certificate will be entitled to have such notes registered in its name and will be entitled to physical delivery of such notes in definitive form. Individual notes so issued will be issued as registered debt securities, without coupons, in one or more authorized denominations as described above under "General" (Section 305). Payments of interest on such notes (other than interest payable at stated maturity) will be made by check mailed to the registered holders thereof. Principal and interest payable at the stated maturity of any such note will be paid in immediately available funds upon surrender of such note at the corporate trust office or agency of the trustee in the City of New York (Section
307). Certificated notes may be transferred or exchanged at the corporate trust office or agency of the trustee in the City of New York, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith (Section 305).

     If a certificated note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the trustee in the City of New York upon payment by the holder of such expenses as may be incurred by Salomon Smith Barney Holdings and the trustee in connection therewith and the furnishing of such evidence and indemnity as Salomon Smith Barney Holdings and the trustee may require. Mutilated notes must be surrendered before new notes will be issued (Section 306).

LIMITATION ON LIENS

     The indenture provides that as Salomon Smith Barney Holdings will not, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for borrowed money if the payment of such indebtedness is secured by a pledge of, lien on or security interest in any shares of stock of any Restricted Subsidiary without effectively providing for the equal and ratable securing of the payment of the notes (Section 1205).

     "Restricted Subsidiary" means Salomon Smith Barney Inc. and any subsidiary which owns or acquires any of its Voting Stock or succeeds to a substantial part of its business. "Voting Stock" means stock having power for election of directors. (Section 101)

LIMITATION ON MERGERS AND SALES OF ASSETS

     The indenture provides that Salomon Smith Barney Holdings will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

     - the successor corporation is a U.S. corporation;

     - the successor corporation, if other than Salomon Smith Barney Holdings, expressly assumes by supplemental indenture the obligations evidenced by the notes issued pursuant to the indenture; and

     - immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture. (Section
       1001).

     Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

EVENTS OF DEFAULT

     The following will constitute events of default under the indenture with respect to the notes:

     - failure to pay required interest on any debt security of that series for 30 days;

     - failure to pay principal or premium, if any, on any debt security of such series when due;

     - failure to make any sinking fund payment when due;

     - failure to perform 60 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than that series;

     - certain events under bankruptcy or insolvency or similar laws, whether voluntary or not; and

     - any additional events of default with respect to a series of debt securities will be set forth in the applicable prospectus supplement. (Section 501).

     If an event of default should occur and be continuing with respect to the notes, either the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare the principal of and all accrued interest on all notes to be due and payable (or, in the case of discount notes or indexed notes, an amount equal to such portion of the principal amount thereof as will be specified in the related pricing supplement). In certain cases, the holders of a majority in principal amount of the notes then outstanding may, on behalf of the holders of all notes, rescind and annul such declaration and its consequences. (Section 502).

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of a default to act with the required standard of care, to be indemnified by the holders of the notes before proceeding to exercise any right or power under such indenture with respect to the notes at the request of such holders (Section 603). The indenture provides that no holder of a note may institute any proceeding, judicial or otherwise, to enforce the indenture except in the case of failure of the trustee, for 60 days, to act after it receives

     - written notice of such default,

     - a written request to enforce the indenture by the holders of at least 25% in aggregate principal amount of the notes then outstanding (and the trustee receives no direction inconsistent with such written request from the holders of a majority in aggregate principal amount of the notes then outstanding) and

     - an offer of reasonable indemnity (Section 507). This provision will not prevent any holder of any note from enforcing payment of the principal (or premium, if any) and any interest on that note on its due date (Section 508). The holders of a majority in aggregate principal amount of the notes then outstanding may direct the trustee to exercise any trust or power conferred on it with respect to the notes, and they may direct the time, place and manner of the trustees actions. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, or that would be unjustly prejudicial to other holders. (Section 512).

     The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the notes known to it, give to the holders of notes notice of such default, unless such default shall have been cured or waived. However, in the event of a default in the payment of the principal (and premium, if any) or any interest on the notes, or in the payment of any sinking fund installment with respect to the notes, the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of the notes. (Section 602).

     Salomon Smith Barney Holdings will be required to file annually with the trustee a certificate of an appropriate officer of Salomon Smith Barney Holdings as to the absence of certain defaults under the terms of the indenture (Section
1206).

MODIFICATION OF THE INDENTURE

     Under the indenture, Salomon Smith Barney Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of notes without obtaining the consent of any holder of notes.

     Salomon Smith Barney Holdings and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the notes of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

     No such modification may, without the consent of the holder of each note so affected:

     - change the fixed maturity of any such notes;

     - reduce the rate or extend the time of payment of interest on such notes;

     - reduce the principal amount of such notes or the premium, if any, on such notes;

     - reduce the amount of the principal of any notes issued originally at a discount;

     - change the currency in which any such notes are payable;

     - impair the right to sue for the enforcement of any such payment on or after the maturity of such notes;

     - reduce the percentage of notes referred to above whose holders need to consent to the modification without the consent of such holders; or

     - change, without the written consent of the trustee, the rights, duties or immunities of the trustee (Section 1102).

DEFEASANCE

     If so specified in the pricing supplement, after Salomon Smith Barney Holdings has deposited with the trustee cash or government securities in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the notes when due, then Salomon Smith Barney Holdings, at its option:

     - will be deemed to have paid and satisfied its obligations on all such outstanding notes on the 91st day after the applicable conditions described below are satisfied, which is known as "defeasance and discharge;" or

     - will cease to be under any of the obligations described above under "Limitation on Liens" and "Limitations on Mergers and Sales of Assets" relating to the notes, other than to pay when due the principal of, premium, if any, and interest on those notes, which is known as "covenant defeasance."

     Salomon Smith Barney Holdings must deliver to the trustee an opinion of counsel accompanied by a ruling received or published by the Internal Revenue Service to the effect that the holders of the notes will have no federal income tax consequences as a result of Salomon Smith Barney Holdings' exercise of its defeasance option. If the notes are listed on the New York Stock Exchange, Salomon Smith Barney Holdings must also deliver to the trustee an opinion of counsel stating that defeasance would not cause the notes to be delisted.

     When there is a defeasance and discharge, (1) the indenture will no longer govern the notes, (2) Salomon Smith Barney Holdings will no longer be liable for payment and (3) the holders of those debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Salomon Smith Barney Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

     The obligations and rights under the indenture regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the notes, replacement of mutilated, destroyed, lost or stolen notes and certain other administrative provisions will continue even if Salomon Smith Barney Holdings exercises its defeasance and discharge or covenant defeasance options (Article 15).

     Under current federal income tax law, defeasance and discharge should probably be treated as a taxable exchange of the notes for an interest in the trust. As a consequence, each holder of the notes would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and holder's tax basis for the notes deemed exchanged. Each holder would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the notes, except for any current interest payments.

     Under current federal income tax law, a covenant defeasance would not be treated as a taxable exchange of notes. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the federal income tax law.

REPLACEMENT NOTES

     If a note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the trustee in the City and State of New York upon payment by the holder of such expenses as may be incurred by Salomon Smith Barney Holdings and the trustee in connection therewith and the furnishing of such evidence and indemnity as Salomon Smith Barney Holdings and trustee may require. Mutilated notes must be surrendered before new notes (with or without coupons) will be issued (Section 306).

CONCERNING THE TRUSTEE

     Salomon Smith Barney Holdings and certain of its subsidiaries or affiliates maintain lines of credit and have other banking relationships with the trustee and certain of its affiliates.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material United States federal income tax considerations that may be relevant to a holder of a note. The summary is based on:

     - laws;

     - regulations;

     - rulings; and

     - decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with holders that will hold notes as capital assets. This summary does not address tax considerations applicable to investors to whom special tax rules may apply, including, without limitation:

     - banks;

     - tax-exempt entities;

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - dealers in securities or currencies;

     - traders in securities that elect mark to market;

     - persons that will hold notes as a part of an integrated investment, including a straddle, a synthetic security or hedge or a conversion transaction, comprised of a note and one or more other positions; or

     - United States holders (as defined below) that have a functional currency other than the U.S. dollar.

Any special United States federal income tax considerations relevant to a particular issue of notes, including any indexed notes, dual currency notes or notes providing for contingent payments, will be provided in the applicable pricing supplement. Purchasers of such notes should carefully examine the applicable pricing supplement and should consult with their tax advisors with respect to those notes.

     Investors should consult their tax advisors in determining the tax consequences to them of holding notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

     As used in this prospectus, the term United States holder means:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision;

     - an estate, if United States federal income taxation is applicable to the income of such estate regardless of its source; or

     - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

The term non-United States holder means a holder who is not a United States holder. The term United States means the United States of America, including the fifty states and the District of Columbia.

UNITED STATES HOLDERS

Payments of Interest

     Payments of qualified stated interest, as defined below under "Original Issue Discount," on a note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder's method of tax accounting.

     If payments of interest are made relating to a note that is denominated in a foreign currency, the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A United States holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency note in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

     - the average exchange rate in effect during the interest accrual period, or portion thereof within the holder's taxable year; or

     - at the holder's election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or
       (2) the date of receipt, if that date is within five business days of the last day of the accrual period.

The election must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss, which will be treated as ordinary income or loss, on the receipt of an interest payment made relating to a foreign currency note if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income.

Purchase, Sale and Retirement of Notes

     A United States holder's tax basis in a note generally will equal the cost of that note to such holder

     (1) increased by any amounts includible in income by the holder as OID and market discount and

     (2) reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on the note.

     In the case of a foreign currency note, the cost of the note to a United States holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a foreign currency note that is traded on an established securities market, a United States holder generally should determine the U.S. dollar value of the cost of the note by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (1) on the settlement date of the purchase in the case of a United States holder using the cash method of tax accounting and (2) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless the holder elects to use the spot rate applicable to cash method United States holders. The amount of any subsequent adjustments to a United States holder's tax basis in a foreign currency note in respect of OID, market discount and premium denominated in a specified currency other than the U.S. dollar will be determined in the manner described under "Original Issue Discount," "Market Discount" and "Notes Purchased at a Premium" below. The conversion of U.S. dollars to another specified currency and the immediate use of the specified currency to purchase a foreign currency note generally will not result in taxable gain or loss for a United States holder.

     Upon the sale, exchange, retirement or other taxable disposition of a note, a United States holder generally will recognize gain or loss equal to the difference between (1) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income, and (2) the United States holder's adjusted tax basis in the note. If a United States holder receives a specified currency other than the U.S. dollar in respect of the sale, exchange, retirement or other taxable disposition of a note, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the note.

     In the case of a foreign currency note that is traded on an established securities market, a United States holder that receives a specified currency other than the U.S. dollar in respect of that disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange
(1) on the settlement date of the disposition in the case of a United States holder using the cash method of tax accounting and (2) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless the holder elects to use the spot rate applicable to cash method United States holders. The election available to accrual basis United States holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, discussed above, must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

     Except as discussed below in connection with foreign currency gain or loss, market discount and short-term notes, gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a note will generally be long term capital gain or loss if the United States holder's holding period for the note exceeded one year at the time of such disposition.

     Gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held the note.

Original Issue Discount

     In General. Notes with a term greater than one year may be issued with OID for United States federal income tax purposes. Such notes are called OID notes in this prospectus. United States holders generally must accrue OID in gross income over the term of the OID notes on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of an OID note in advance of the receipt of cash attributable to such income.

     OID generally will arise if the stated redemption price at maturity of the note exceeds its issue price by more than a de minimis amount equal to 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a note has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a note is the first price at which a substantial amount of notes is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the sum of all payments due under the note, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID note at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

     For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID note will be the sum of the daily portions of OID for each day during that taxable year or any portion of the taxable year in which such a United States holder held the OID note. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID note. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

     The amount of OID allocable to any accrual period generally will equal (1) the product of the OID note's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity (as adjusted to take into account the length of the accrual period), less (2) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID note at the beginning of any accrual period will equal the issue price of the OID note, as defined above, (1) increased by previously accrued OID from prior accrual periods, and (2) reduced by any payment made on the note, other than payments of qualified stated interest, on or before the first day of the accrual period.

     Foreign Currency Notes. In the case of an OID note that is also a foreign currency note, a United States holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

     - calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above and

     - translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of the accrual period within a United States holder's taxable year, or, at the United States holder's election (as described above under "Payments of Interest"), at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or (2) on the date of receipt, if that date is within five business days of the last day of the accrual period.

All payments on an OID note, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID note, a United States holder will recognize ordinary income or loss measured by the difference between (1) the amount received and (2) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID note. The amount accrued will be determined by using the rate of exchange applicable to such previous accrual.

     Acquisition Premium. A United States holder that purchases an OID note for an amount less than or equal to the remaining redemption amount, but in excess of the OID note's adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of this fraction is the excess of the United States holder's adjusted tax basis in the OID note immediately after its purchase over the OID note's adjusted issue price. The denominator of the fraction is the excess of the remaining redemption amount over the OID note's adjusted issue price. For purposes of this prospectus, "remaining redemption amount" means the sum of all amounts payable on an OID note after the purchase date other than payments of qualified stated interest.

     The notes may have special redemption, repayment or interest rate reset features, as indicated in the applicable pricing supplement. Notes containing such features, in particular OID notes, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisors relating to such notes.

Market Discount

     If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note's stated redemption price at maturity or, in the case of an OID note, for an amount that is less than the note's revised issue price, i.e., the note's issue price increased by the amount of accrued OID, the note will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under "Original Issue Discount"). Any gain recognized by the United States holder on the sale, exchange, retirement or other taxable disposition of notes having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by that United States holder.

     Alternatively, the United States holder may elect to include market discount in income currently over the life of the note. Such an election will apply to market discount notes acquired by the United States holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note.

     Market discount on a foreign currency note will be accrued by a United States holder in the foreign currency. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the note is disposed of by the United States holder. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States holder's taxable year.

Short-Term Notes

     The rules set forth above also will generally apply to notes having maturities of not more than one year from the date of issuance. Those notes are called short-term notes in this prospectus. Certain modifications apply to these general rules.

     First, none of the interest on a short-term note is treated as qualified stated interest. Instead, interest on a short-term note is treated as part of the short-term note's stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term notes will be OID notes. OID will be treated as accruing on a short-term note ratably, or at the election of a United States holder, under a constant yield method.

     Second, a United States holder of a short-term note that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term note in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such note until the maturity of the note or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a disposition of the note as ordinary income to the extent of the holder's accrued OID on the note. A United States holder of a short-term note using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States holder using the accrual method of tax accounting generally will be required to include OID on a short-term note in income on a current basis.

     Third, any United States holder of a short-term note, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the note on a current basis. If such an election is made, the OID rules will not apply to the note. Acquisition discount is the excess of the note's stated redemption price at maturity over the holder's purchase price for the note. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

     As described above, the notes may have special redemption features. These features may affect the determination of whether a note has a maturity of not more than one year and thus is a short-term note. Purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisors in relation to such features.

Notes Purchased at a Premium

     A United States holder that purchases a note for an amount in excess of the remaining redemption amount will be considered to have purchased the note at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the United States holder on or after the first taxable year to which the election applies. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder's tax basis when the note matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize premium and holds the note to maturity will generally be required to treat the premium as capital loss when the note matures.

     Amortizable bond premium in respect of a foreign currency note will be computed in the specified currency and will reduce interest income in the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such note based on the difference between (1) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the note and (2) the spot rate of exchange on the date on which the United States holder acquired the note. See "Original Issue Discount -- Acquisition Premium" above for a discussion of the treatment of a note purchased for an amount less than or equal to the remaining redemption amount but in excess of the note's adjusted issue price.

Information Reporting and Backup Withholding

     Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to a 31 percent backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law:

     - withholding of United States federal income tax will not apply to a payment on a note to a non-United States holder, provided that,

        (1) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Salomon Smith Barney Holdings entitled to vote and is not a controlled foreign corporation related to Salomon Smith Barney Holdings through stock ownership and

        (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-United States holder; and

     - a non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

Despite the above, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a note or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a note. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

     United States information reporting requirements and backup withholding tax will not apply to payments on a note if the beneficial owner (1) certifies its non-United States status under penalties of perjury or satisfies documentary evidence requirements for establishing that it is a non-United States person, or
(2) otherwise establishes an exemption.

     Information reporting requirements will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker, provided that such broker:

     - derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States;

     - is not a controlled foreign corporation for United States federal income tax purposes; and

     - is not a foreign partnership that, at any time during its taxable year is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business.

     Backup withholding tax will not apply to the payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any broker. However, information reporting requirements will be applicable to such payment unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or
(2) the beneficial owner otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a note by the U.S. office of a broker, unless the beneficial owner certifies its non-United States person status under penalties of perjury or otherwise establishes an exemption.

     For purposes of applying the above rules for non-United States holders to an entity that is treated as fiscally transparent, such as a partnership or trust, the beneficial owner means each of the ultimate beneficial owners of the entity.

                              PLAN OF DISTRIBUTION

     The notes are being offered from time to time by Salomon Smith Barney Inc. and other broker-dealer subsidiaries or affiliates of Salomon Smith Barney Holdings, as underwriters. Subject to the terms and conditions set forth in an underwriting agreement entered into by Salomon Smith Barney Holdings and Salomon Smith Barney Inc., Salomon Smith Barney Holdings has agreed to sell and Salomon Smith Barney Inc. has agreed to purchase the notes from time to time. Notes acquired by an underwriter pursuant to an underwriting agreement are expected to be offered either directly to the public or to certain dealers that will then reoffer the notes to the public. Sales by an underwriter to any dealer will be made pursuant to a dealer agreement between the underwriter and such dealer.

     The applicable pricing supplement for the notes will include the fixed price to public of such notes, or that such notes will be resold to one or more purchasers at varying prices related to prevailing market prices at the time of resale, and the proceeds to Salomon Smith Barney Holdings from such sale, any underwriting discounts and other items constituting underwriters' compensation, and any discounts or concessions allowed, reallowed or paid to dealers. The following table summarizes the aggregate commissions or discounts payable in connection with offerings of the notes. Commissions and discounts will vary depending upon the stated maturity of the notes.

                                 PUBLIC            UNDERWRITERS'               PROCEEDS, BEFORE
                                OFFERING             DISCOUNTS                   EXPENSES, TO
                                 PRICE            AND COMMISSIONS        SALOMON SMITH BARNEY HOLDINGS
                                --------          ---------------        -----------------------------
Principal Amount...........  $1,000,000,000     $200,000-$20,000,000       $999,800,000-$980,000,000
Total......................       100%                .02%-2%                   99.980%-98.000%

     Notes sold by an underwriter to a dealer may be sold at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed will not exceed the discount received by an underwriter from Salomon Smith Barney Holdings. Unless otherwise specified in the applicable pricing supplement, any note purchased by an underwriter as principal will be purchased at 100% of the principal amount or face amount less a percentage equal to the commission applicable to an agency sale of a note of identical maturity. Salomon Smith Barney Holdings reserves the right to sell notes directly to investors on its own behalf and or through underwriters acting as agents. No commission will be payable nor will a discount be allowed on any sales made directly by Salomon Smith Barney Holdings. Moreover, Salomon Smith Barney Holdings may withdraw, cancel or modify the offer made hereby at any time without notice.

     No note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. An underwriter may make a market in the notes, but no underwriter is obligated to do so. An underwriter may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the existence or liquidity of a secondary market for any notes, or that the maximum amount of notes will be sold.

     Salomon Smith Barney Holdings estimates that its total expenses for the offering, excluding underwriting commissions or discounts, will be approximately $6,597,000.

     An underwriter, whether acting as agent or principal, may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Salomon Smith Barney Holdings has agreed to indemnify the underwriters against liabilities relating to material misstatements and omissions, or to contribute to payments that the underwriters may be required to make relating to these liabilities. Salomon Smith Barney Holdings will reimburse the underwriters for customary legal and other expenses, incurred by them in connection with the offer and sale of the notes.

     Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in New York City on the date of settlement.

     Concurrently with the offering of notes through the underwriters as described in this prospectus, Salomon Smith Barney Holdings may issue other securities under the indentures referred to in this prospectus.

     The broker-dealer subsidiaries or affiliates of Salomon Smith Barney Holdings, including Salomon Smith Barney Inc., are members of the NASD and may participate in offerings of the notes. Accordingly, offerings of the notes in which Salomon Smith Barney Holdings broker-dealer subsidiaries or affiliates participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus and the related pricing supplement may be used by the underwriters or other subsidiaries or affiliates of Salomon Smith Barney Holdings in connection with offers and sales of the notes offered by this prospectus in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The underwriters or these other subsidiaries or affiliates may act as principal or agent in such transactions.

                                 LEGAL MATTERS

     Marcy Engel, Esq., Deputy General Counsel of Salomon Smith Barney Holdings, 388 Greenwich Street, New York, New York 10013, will act as legal counsel to Salomon Smith Barney Holdings. Ms. Engel beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than 1% of Citigroup's common stock. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will act as legal counsel for the agent. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and its subsidiaries and affiliates and may do so in the future.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended, imposes certain restrictions on employee benefit plans that are subject to ERISA and on persons who are fiduciaries with respect to those plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such plan who is considering the purchase of the notes on behalf of the plan should determine whether the purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

     Salomon Smith Barney Holding has subsidiaries and affiliates, including broker-dealer subsidiaries and affiliates, that provide services to many employee benefit plans. Salomon Smith Barney Holdings and any direct or indirect subsidiary or affiliate of Salomon Smith Barney Holdings may each be considered a "party in interest" within the meaning of ERISA and a "disqualified person" under the corresponding provisions of the Internal Revenue Code of 1986, as amended to many employee benefit plans and retirement accounts. "Prohibited transactions" within the meaning of ERISA and the Internal Revenue Code may result if any offered securities are acquired by an employee benefit plan as to which Salomon Smith Barney Holdings or any direct or indirect subsidiary or affiliate of Salomon Smith Barney Holdings is a party in interest, unless such offered securities are acquired pursuant to an applicable statutory or administrative exemption. Any employee benefit plan or other entity to which such provisions of ERISA or the Internal Revenue Code apply proposing to acquire the offered securities should consult with its legal counsel.

                                    EXPERTS

     We have incorporated by reference in this prospectus the consolidated financial statements of Salomon Smith Barney Holdings Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, along with the PricewaterhouseCoopers LLP audit report on those financial statements. PricewaterhouseCoopers LLP, independent public accountants, issued the report as experts in auditing and accounting.

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                                 $1,000,000,000

                         SALOMON SMITH BARNEY HOLDINGS

                       MEDIUM-TERM SENIOR NOTES, SERIES M
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                         ------------------------------

                                   PROSPECTUS
                                 MARCH 1, 2001

                         ------------------------------

                              SALOMON SMITH BARNEY

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